Exhibit 99.1

FOR IMMEDIATE RELEASE

Coffee Holding Co., Inc. Reports Year End Results

Year End Results

STATEN ISLAND, New York – January 24, 2014. Coffee Holding Co., Inc. (Nasdaq: JVA) today announced its operating results for the year ended October 31, 2013:

The Company had a net loss of $1,480,235, or $0.23 per share basic and diluted, for the fiscal year ended October 31, 2013 compared to a net income of $2,485,677, or $0.39 per share basic and $0.37 diluted for the fiscal year ended October 31, 2012. The decrease in net income reflects the increased realized loss and decreased unrealized gains on hedging activities during the fiscal year.

Net sales totaled $133,980,759 for the fiscal year ended October 31, 2013, a decrease of $39,675,456, or 22.8%, from $173,656,215 for the fiscal year ended October 31, 2012.  The decrease in net sales reflects an approximate 60% lower commodity price during the fiscal year which resulted in a decrease in the price per pound of coffee sold.

Cost of sales for the fiscal year ended October 31, 2013 was $128,011,678, or 95.5% of net sales, as compared to $161,649,282, or 93.1%, of net sales for the fiscal year ended October 31, 2012.  Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity.  The increase in cost of sales primarily reflects our lower green coffee prices offset by increased realized losses and decreased unrealized gains on hedging activities.  Cost of sales includes purchases of approximately $31.2 million and $31.9 million in fiscal years 2013 and 2012, respectively, from a related party.

Gross profit for the fiscal year ended October 31, 2013 was $5,969,081, a decrease of $6,037,852 from $12,006,933 for the fiscal year ended October 31, 2012.  Gross profit as a percentage of net sales decreased to 4.5% for the fiscal year ended October 31, 2013 from 6.9% for the fiscal year ended October 31, 2012 due to net realized hedging losses and unrealized hedging gains of $6,208,648 and $383,349, respectively, during fiscal 2013 as compared to net realized and unrealized hedging losses and gains of $667,302 and $500,169, respectively, during fiscal 2012.

Total operating expenses decreased $85,359, or 1.1%, to $7,521,910 for the fiscal year ended October 31, 2013 from $7,607,269 for the fiscal year ended October 31, 2012.  Selling and administrative expenses increased $39,620, or 0.6%, to $6,939,819 for the year ended October 31, 2013 from $6,900,199 for the year ended October 31, 2012.  Officers’ salary decreased $124,979 or 17.7% to $582,091 for the year ended October 31, 2013 from $707,070 for the year ended October 31, 2012.

Share Repurchase Program

The Company also announced today that its Board of Directors has approved a share repurchase program pursuant to which the Company may repurchase up to $1 million of its outstanding common stock from time to time on the open market and in privately negotiated transactions subject to  market conditions, share price and other factors. The Company intends to fund the repurchase program with available cash and from future cash flow from operations.

The timing and amount of any shares repurchased will be determined based on the Company’s evaluation of market conditions and other factors and the program may be discontinued or suspended at any time.  Repurchases will be made in accordance with the rules and regulations promulgated by the Securities and Exchange Commission and certain other legal requirements to which the Company may be subject from time to time, including restrictions under its credit facility, if a waiver is not obtained. Repurchases may be made, in part, under a Rule 10b5-1 plan, which allows stock repurchases when the Company might otherwise be precluded from doing so.

“Although 2013 certainly represents a disappointment to management and our fellow shareholders, our company’s overall health should not be measured purely by one metric, net profits.  Our history of reporting positive results was disrupted by an unprecedented collapse in the price of green coffee which traded to new seven year lows during our fiscal fourth quarter.  Our hedging strategy, which in the past has been an important tool in helping maintain our margins, adversely impacted our results; as there was virtually no abatement in the decline of green coffee prices - with prices falling by almost sixty percent during fiscal 2013.  In addition, our gross sales declined in tandem with these lower commodity prices.  However, we believe last year’s problems are behind us and 2014 should produce more normalized results in our operations,” said Andrew Gordon, President and Chief Executive Officer.

“We have continued to grow our business during this past year, recording record sales of 65.6 million pounds of coffee (both roasted and sold).  Our Café Caribe brand sales continue to improve and it is now ranked as the #2 leading Hispanic Espresso coffee in the Northeast, according to Nielsen IRI data, due, in part, to the continued efforts of our in-house distributor network along with our external sales force.  We expect this trend to continue since growing our own brands is vital to our long term performance,” Mr. Gordon continued.

“Sales of our private label coffee and specialty green coffee continue to increase, reaffirming our strong industry position in both these areas, which should enable us to realize our overall target gross profit of 9% during fiscal 2014.  In addition, total sales of roasted and raw specialty green coffee in China totaled approximately $1 million as we continue to slowly gain traction in this market, potentially representing an increased source of revenue in the near future.  Our balance sheet remains strong and our cash position is solid as shown by our ability to run our normal business operations without extensively using our $7million line of credit,” added Mr. Gordon.

“We further believe that the authorization of our share repurchase program of up to $1 million worth of our shares supports the Board of Director’s confidence in our capacity for growth and the ability to maximize shareholder value.  We thank our shareholders for their patience and we believe that their patience will be rewarded in 2014,” concluded Mr. Gordon.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on future margin performance and its share repurchase program. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  All statements other than statements of historical fact are statements that could be forward-looking statements.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
OCTOBER 31, 2013 AND 2012

	2013	2012

- ASSETS -
CURRENT ASSETS:
Cash	$4,035,669	$7,568,583
Accounts receivable, net of allowances of $144,000 and $213,674 for 2013 and 2012, respectively	12,362,792	12,633,128
Inventories	9,373,018	11,303,581
Prepaid green coffee	439,290	150,000
Prepaid expenses and other current assets	336,494	704,013
Prepaid and refundable income taxes	1,000,317	62,763
Deferred income tax asset	1,330,666	702,655
TOTAL CURRENT ASSETS	28,878,246	33,124,723

Machinery and equipment, at cost, net of accumulated depreciation of $3,130,902 and $2,631,468 for 2013 and 2012, respectively	2,060,350	1,791,754
Customer list and relationships, net of accumulated amortization of $26,250 and $18,750 for 2013 and 2012, respectively	123,750	131,250
Trademarks	180,000	180,000
Goodwill	440,000	440,000
Equity method investments	98,178	1,931,931
Deposits and other assets	618,498	648,094
TOTAL ASSETS	$32,399,022	$38,247,752

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$7,244,822	$11,769,107
Line of credit	1,229,182	562,500
Due to broker	984,040	1,367,389
Income taxes payable	-	21,122
TOTAL CURRENT LIABILITIES	9,458,044	13,720,118

Deferred income tax liabilities	145,666	32,655
Deferred rent payable	195,452	166,668
Deferred compensation payable	515,498	528,687
TOTAL LIABILITIES	10,314,660	14,448,128
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,456,316 shares issued; 6,372,309 shares outstanding for 2013 and 2012	6,456	6,456
Additional paid-in capital	15,904,109	15,904,109
Contingent consideration	-	-
Retained earnings	6,111,633	7,979,247
Less: Treasury stock, 84,007 common shares, at cost for 2013 and 2012	(272,133)	(272,133)
Total Coffee Holding Co., Inc. Stockholders’ Equity	21,750,065	23,617,679
Noncontrolling interest	334,297	181,945
TOTAL EQUITY	22,084,362	23,799,624
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,399,022	$38,247,752

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FISCAL YEARS ENDED OCTOBER 31, 2013 AND 2012

	2013	2012
NET SALES	$133,980,759	$173,656,215

COST OF SALES (which include purchases of approximately $31.2 million and $31.9 million in fiscal years 2013 and 2012, respectively, from a related party)	128,011,678	161,649,282

GROSS PROFIT	5,969,081	12,006,933

OPERATING EXPENSES:
Selling and administrative	6,939,819	6,900,199
Officers’ salaries	582,091	707,070
TOTAL	7,521,910	7,607,269
(LOSS) INCOME FROM OPERATIONS	(1,552,829)	4,399,664
OTHER INCOME (EXPENSE):
Interest income	43,144	32,967
Other income and losses		(14,690)
Loss from equity method investments	(105,781)	(168,069)
Interest expense	(106,184)	(195,093)
TOTAL	(168,821)	(344,885)

(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES AND
NON-CONTROLLING INTEREST IN SUBSIDIARY	(1,721,650)	4,054,779

(Benefit) provision for income taxes	(393,767)	1,470,381

NET (LOSS) INCOME BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	(1,327,883)	2,584,398
Less: Net income attributable to the non-controlling interest in subsidiary	(152,352)	(98,721)

NET (LOSS) INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$(1,480,235)	$2,485,677

Basic (loss) earnings per share	$(.23)	$.39

Diluted (loss) earnings per share	$(.23)	$.37

Dividends declared per share	$.06	$.12

Weighted average common shares outstanding:
Basic	6,372,309	6,372,309
Diluted	6,372,309	6,639,309

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FISCAL YEARS ENDED OCTOBER 31, 2013 AND 2012

	2013	2012
OPERATING ACTIVITIES:
Net (loss) income	$(1,327,883)	$2,584,398
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	506,934	447,404
Unrealized (gain) on commodities	(383,349)	(500,169)
Loss on equity method investments	105,781	168,069
Deferred rent	28,784	19,747
Deferred income taxes	(515,000)	190,500
Changes in operating assets and liabilities:
Accounts receivable	270,336	3,388,453
Inventories	2,434,063	2,172,274
Prepaid expenses and other current assets	367,519	(428,334)
Prepaid green coffee	(289,290)	238,754
Prepaid and refundable income taxes	(937,554)	315,209
Accounts payable and accrued expenses	(3,531,885)	(610,307)
Deposits and other assets	16,407	19,492
Income taxes payable	(21,122)	21,022
Net cash (used in) provided by operating activities	(3,276,259)	8,026,512

INVESTING ACTIVITIES:
Purchases of equity method investments	-	(2,100,000)
Proceeds from disposition of equity method investment	232,069	-
Purchases of machinery and equipment	(768,029)	(569,899)
Net cash used in investing activities	(535,960)	(2,669,899)

FINANCING ACTIVITIES:
Advances under bank line of credit	6,821,366	134,801,724
Principal payments under bank line of credit	(6,154,684)	(136,059,333)
Payment of dividend	(387,377)	(774,756)
Net cash provided by (used in) financing activities	279,305	(2,032,365)

NET (DECREASE) INCREASE IN CASH	(3,532,914)	3,324,248

CASH, BEGINNING OF PERIOD	7,568,583	4,244,335

CASH, END OF PERIOD	$4,035,669	$7,568,583

	2013	2012
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$108,608	$208,064
Income taxes paid	$803,626	$879,756

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
OCTOBER 31, 2013 AND 2012

Schedule of noncash investing and financing activities:

Proceeds from disposition of equity method investment:

	2013	2012

Inventory received	$503,500	$-
Settlement of accounts payable	992,402	-
Total noncash proceeds	$1,495,902	$-